Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

CLICK COMMERCE, INC.,

CLICK PROCURE, INC.,

and

ELANCE, INC.

February 8, 2006

i

		Page

Section 6.6	Counterparts; Execution of Agreement	44
Section 6.7	Applicable Law; Waiver of Jury Trial	44
Section 6.8	Severability	45
Section 6.9	Interpretation	45
Section 6.10	Specific Enforcement	45

Exhibits
Exhibit A	Assumption Agreement
Exhibit B	Assignment and Bill of Sale
Exhibit C	Trademark Assignment
Exhibit D	Trademark License
Exhibit E(1)	Seller’s Opinion
Exhibit E(2)	Buyer’s Opinion
Exhibit F	Escrow Agreement

Schedules to the Seller Disclosure Letter
Schedule 1.1(a)	Computer Equipment
Schedule 1.1(b)	Contracts
Schedule 1.1(c)	Intellectual Property
Schedule 1.1(d)	Licenses
Schedule 1.1(g)	Telephone Lines
Schedule 1.1(j)	Accounts Receivable
Schedule 2.3	Consents and Approvals; No Violations
Schedule 2.5(a)	Financial Statements
Schedule 2.6	Absence of Certain Changes or Events
Schedule 2.7(a)	Employee Benefit Plans
Schedule 2.14	Real Property
Schedule 2.15	Insurance
Schedule 2.16	Customers
Schedule 2.18	Title to Assets
Schedule 4.9	Covenant not to Employ or Solicit for Employment
Schedule 4.10(b)	Web Hosting Services
Schedule 4.10(c)	Transition Services
Schedule 4.12	Mixed Contracts
Schedule 4.15	Hired Employees
Schedule 5.2(a)(iv)	Certain Term License Vendor Contracts
Schedule 5.2(a)(iv)	Certain Non-Term License Vendor Contracts
Schedule 5.2(a)(vi)	Unconsented Customer Agreements

Schedules to the Parent Disclosure Letter
Schedule 3.5	Commission Documents

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 8, 2006, by and among ELANCE, INC., a Delaware corporation (the “Seller”), CLICK PROCURE, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Buyer”), and CLICK COMMERCE, INC., a Delaware corporation (the “Parent”).

RECITALS

WHEREAS, the Boards of Directors of Parent, Buyer and Seller have determined that the purchase by Buyer, and the sale by Seller, of certain assets of Seller, as described below and on the terms and conditions set forth in this Agreement (the “Asset Sale”), is advisable and in the best interests of their respective corporations and stockholders and consistent with and in furtherance of their respective business strategies and goals, and consequently have approved the Asset Sale and this Agreement in accordance with the DGCL.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, agree as follows:

DEFINITIONS

When used in this Agreement, the following terms have the respective meanings specified below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“2003 Audited Financial Statements” has the meaning set forth in Section 2.5(a)(i).

“2004 Balance Sheet” has the meaning set forth in Section 2.5(a)(ii).

“Acquired Business” has the meaning set forth in Section 1.1.

“Additional Escrowed Shares” has the meaning set forth in Section 1.5(a).

“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that for the purposes of this definition, control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble hereof.

“Allowed Delay” has the meaning set forth in Section 4.8(f).

“Applicable Recurring Revenue Amount” has the meaning set forth in Section 5.2(a)(iv).

“Asset Sale” has the meaning set forth in the Recitals hereof.

“Assumed Contracts” has the meaning set forth in Section 1.4.

“Assumed Liabilities” has the meaning set forth in Section 1.4.

“Assumption Agreement” has the meaning set forth in Section 1.5(c).

“Audited P&L” has the meaning set forth in Section 2.5(a)(iii).

“Bill of Sale” has the meaning set forth in Section 1.7.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in Chicago, Illinois.

“Cash Consideration” has the meaning set forth in Section 1.5(b).

“Claim” has the meaning set forth in Section 5.3(a).

“Claim Notice” has the meaning set forth in Section 5.3(a).

“Closing” has the meaning set forth in Section 1.9.

“Closing Date” has the meaning set forth in Section 1.9.

“Closing Shares” has the meaning set forth in Section 1.5(a).

“Closing Shares Lock-Up Period” has the meaning set forth in Section 4.4(a).

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Commission” means the United States Securities and Exchange Commission.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement between Parent and Seller dated as of November 4, 2005.

“Consideration Shares” has the meaning set forth in Section 1.5(a).

“Contracts” has the meaning set forth in Section 1.1(b).

“Deductible” has the meaning set forth in Section 5.6(a)(i).

“DGCL” means the General Corporation Law of Delaware.

“Distributees” has the meaning set forth in Section 4.4(a).

“Distribution Date” has the meaning set forth in Section 4.16.

“Employee Benefit Plans” has the meaning set forth in Section 2.7(a).

“Environmental Law” means any Law relating to the protection of human health or the environment, or to the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as hazardous or toxic under such Environmental Law.

“ERISA” has the meaning set forth in Section 2.7(a)(ii).

“Escrow Agent” means the escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Parent, Seller and the Escrow Agent attached hereto as Exhibit F.

“Escrow Fund” has the meaning set forth in Section 1.6.

“Escrow Release Date” has the meaning set forth in Section 1.6.

“Escrowed Shares” has the meaning set forth in Section 1.5(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Financial Statements” means the 2003 Audited Financial Statements, the Audited P&L and the Unaudited Financial Statements.

“Foreign Subsidiaries” means Indian Subsidiary and UK Subsidiary, collectively.

“Foreign Subsidiaries Employee Benefit Plan” has the meaning set forth in Section 2.7(a)(i).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Entity” means any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange.

“Hired Employees” has the meaning set forth in Section 4.15.

“Immigration Laws” has the meaning set forth in Section 2.8.

“Indian Subsidiary” means Elance Software Technologies (India) Private Limited, a wholly-owned subsidiary of Seller formed under the Laws of the Republic of India.

“Indebtedness” means all obligations of Seller relating to the Acquired Business for borrowed money (including any overdraft), any debenture, bond, note or other similar instrument; any receivable sold or discounted (otherwise than on a non-recourse basis); the purchase price of any asset or service to the extent payable by Seller or its Subsidiaries after the time of sale or delivery to Seller or its Subsidiaries, where the deferred payment is arranged as a method of raising finance or paid more than six months after the sale or delivery date; any finance lease, hire purchase, credit sale or conditional sale agreement; or any guarantee of the foregoing types of indebtedness of any Person.

“Indemnified Party” has the meaning set forth in Section 5.3(a).

“Indemnifying Party” has the meaning set forth in Section 5.3(a).

“Indemnity Cap Amount” has the meaning set forth in Section 5.6(a)(ii).

“Intellectual Property” has the meaning set forth in Section 1.1(c).

“Knowledge” means, when referring to Seller, the actual knowledge of Fabio Rosati, Steve Sutter, Keith Forshew, William Dwight, Sampath Gomatam and Jayesh Kapoor, and when referring to Parent, the actual knowledge of Michael W. Ferro, Jr., Michael W. Nelson, John Tuhey or Nancy Koenig.

“Law” means any federal, state, local or foreign law, statute, rule, regulation, ordinance, standard, requirement, administrative ruling, order or process or administrative interpretation thereof and any court or arbitrator’s ruling, order or process.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable or for Taxes that Seller or its Subsidiaries are contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the Most Recent Balance Sheet, and (b) liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, all of which do not individually or in the aggregate affect the value of the Purchased Assets or interfere with the conduct of the Acquired Business.

“Losses” has the meaning set forth in Section 5.2(a).

“Market Price” means the average of the last per share sale prices of the Parent Common Stock as reported by Nasdaq (adjusting both the number of shares and price of shares as may be necessary to account for any actual or pending stock split) over a period of ten (10) consecutive trading days ending on the third Business Day prior to the Closing.

“Material Adverse Effect” with respect to any Person, means any event, change, occurrence, effect, violation or circumstance that has had, or is reasonably likely to have, a material adverse effect on (i) the ability of such Person to perform its obligations under this Agreement or any of the other Transaction Documents or to consummate the transactions contemplated hereby or thereby on a timely basis or (ii) the assets, business, liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, or in the case of Seller the Acquired Business or Purchased Assets, as the case may be, except that none of the following shall be deemed in themselves to constitute a Material Adverse Effect (a) any changes in laws, rules or regulations of general applicability or interpretations thereof by Governmental Entities that do not disproportionately affect the Person or any of its Subsidiaries or the Acquired Business or the Purchased Assets, as the case may be, (b) any changes in general economic conditions that do not disproportionately affect the Person or any of its Subsidiaries or the Acquired Business or the Purchased Assets, as the case may be and (c) any changes in the industry in which the Person operates that do not disproportionately affect the Person or any of its Subsidiaries or the Acquired Business or the Purchased Assets, as the case may be.

“Material Contracts” has the meaning set forth in Section 2.9.

“MEIP” has the meaning set forth in Section 4.16.

“Minimum Aggregate Extension Cost” has the meaning set forth in Section 5.2(a)(iv).

“Mixed Contract” has the meaning set forth in Section 1.1(b).

“Most Recent Balance Sheet” has the meaning set forth in Section 2.5(a)(iv).

“NLRB” has the meaning set forth in Section 2.8.

“Objection Notice” has the meaning set forth in Section 5.3(b).

“Parent” has the meaning set forth in the Preamble hereto.

“Parent Balance Sheet” has the meaning set forth in Section 3.5.

“Parent Capital Stock” has the meaning set forth in Section 3.3(a).

“Parent Commission Filings” means any forms, reports, schedules, statements, registration statements and other documents filed by Parent or its Subsidiaries pursuant to the federal securities laws and the Commission’s rules and regulations, including those filed after the date hereof.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Director Option Plan” has the meaning set forth in Section 3.3(a).

“Parent Disclosure Letter” has the meaning set forth in the Preamble to ARTICLE III.

“Parent Employee Option Plan” has the meaning set forth in Section 3.3(a).

“Parent Financials” has the meaning set forth in Section 3.5.

“Parent Indemnitees” has the meaning set forth in Section 5.2(a).

“Parent Preferred Stock” has the meaning set forth in Section 3.3(a).

“Party” and “Parties” means Seller, Buyer and Parent, individually or collectively, as the case may be.

“Permit” has the meaning set forth in Section 2.4(b).

“Permitted Liens” means (i) Liens for taxes not yet due and payable, (ii) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent and (iv) in the case of real property, zoning, building or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (A) interfere in any material respect with the present use or occupancy of the affected parcel by Seller or the Acquired Business, (B) have more than an immaterial effect on the value thereof or its use or (C) would impair the ability of such parcel to be sold for its present use.

“Person” means and includes an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a Governmental Entity or any other entity.

“Pre-Closing Period” has the meaning set forth in Section 2.13(b).

“Professional Fees” has the meaning set forth in Section 6.1.

“Purchase Price” has the meaning set forth in Section 1.5.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Qualifying Recipient” has the meaning set forth in Section 4.16.

“Registration Statement” has the meaning set forth in Section 4.8(a).

“Resolved Claims” has the meaning set forth in Section 5.3(c).

“Resolved Stock Escrow Payment” has the meaning set forth in Section 5.4(b).

“Retained EOL Business” has the meaning set forth in Section 4.13.

“Retained Liabilities” has the meaning set forth in Section 1.3.

“Returns” has the meaning set forth in Section 2.13(a).

“Section 4.8 Indemnified Party” has the meaning set forth in Section 4.8(d).

“Section 4.8 Indemnifying Party” has the meaning set forth in Section 4.8(d).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller Charter” means the Company’s Restated Certificate of Incorporation, as amended and in effect as of the date hereof.

“Seller Disclosure Letter” has the meaning set forth in the Preamble to ARTICLE II.

“Seller Employee Benefit Plan” has the meaning set forth in Section 2.7(a)(ii).

“Seller Indemnitees” has the meaning set forth in Section 5.2(b).

“Seller Stockholders” means the holders of the issued and outstanding capital stock of Seller.

“Seller’s Facility” has the meaning set forth in Section 4.10(a).

“Straddle Period” has the meaning set forth in Section 5.7(b).

“Subsidiary,” with respect to any Person, means and includes (i) any partnership of which such Person or any of its Subsidiaries is a general partner or (ii) any other entity in which such Person or any of its Subsidiaries owns or has the power to vote fifty percent (50%) or more of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity.

“Taxes” has the meaning set forth in Section 2.13(a).

“Tradable Date” means the date when the Stock Consideration is Tradable by Seller under the Registration Statement.

“Trademark Assignment Agreement” has the meaning set forth in Section 1.7.

“Trademark License Agreement” has the meaning set forth in Section 1.7.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Assumption Agreement, the Bill of Sale, the Trademark Assignment Agreement and the Trademark License Agreement.

“Transfer” has the meaning set forth in Section 4.4(a).

“Transferring Participants” has the meaning set forth in Section 4.16.

“Transferring Participants’ Deferred Amounts” has the meaning set forth in Section 4.16.

“TVA” has the meaning set forth in Section 5.2(a)(iv).

 “UK Subsidiary” means Elance UK, Ltd., a wholly-owned subsidiary of Seller formed under the Laws of the United Kingdom.

“Unaudited Financial Statements” shall mean the 2004 Balance Sheet, the Most Recent Balance Sheet and the Unaudited P&L.

“Unaudited P&L” has the meaning set forth in Section 2.5(a)(v).

“Unconsented Customer Agreements” has the meaning set forth in Section 5.2(a)(iv).

“WARN” has the meaning set forth in Section 2.8.

“Website” has the meaning set forth in Section 4.10(d).

ARTICLE I

PURCHASE AND SALE OF ASSETS

Section 1.1             Purchase and Sale. Subject to all the terms and conditions of this Agreement and for the consideration herein stated, on the Closing Date, Seller agrees to, and agrees to cause its Subsidiaries to, sell, convey, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Seller and any such Subsidiary the assets of Seller and of any such Subsidiary relating to Seller’s “enterprise software” business and including all of the stock of the subsidiaries of Seller located in the United Kingdom and India engaged in such business (collectively, the “Acquired Business”), other than the Excluded Assets as described below, (the “Purchased Assets”) including, without limitation:

(a)           All items of tangible computer equipment of Seller utilized in the Acquired Business as of the date hereof and all software and equipment necessary for the operation thereof, including without limitation all such items listed on Schedule 1.1(a) of the Seller Disclosure Letter and all such related items acquired by Seller after the date hereof and on or before the Closing Date as approved by Parent;

(b)           All rights, benefits and interests of Seller under the contracts, agreements, commitments, understandings, purchase orders, sales orders, documents and instruments relating to the Acquired Business in effect as of the date hereof, including without limitation those listed on Schedule 1.1(b) of the Seller Disclosure Letter hereto (collectively, the “Contracts”), provided, however, that any of the foregoing that provides for one or more licenses and/or services or creates rights that relate to both the Acquired Business and other products or services of Seller or any of its Subsidiaries (a “Mixed Contract”) is a Contract only to the extent it relates to the Acquired Business or the Purchased Assets;

(c)           All right, title and interest to the copyrights, patents, trademarks, trade names, service marks (including all goodwill associated therewith), including all registrations and applications pending therefor, and all domain names and URL’s of Seller, in each case related to the Acquired Business, including without limitation all such items listed on Schedule 1.1(c) of the Seller Disclosure Letter, (the “Intellectual Property”) (but shall not include the mark “ELANCE” or the URL: www.elance.com);

(d)           All licenses granted by or to Seller and all other agreements to which Seller is a party to the extent related to the Acquired Business or any items described in Section 1.1(c) or to other proprietary rights transferred hereby, including without limitation all items listed on Schedule 1.1(d) of the Seller Disclosure Letter;

(e)           All choses in action, causes of action, counterclaims and rights to set off claims and other similar rights of Seller (including any confidentiality, non-compete, non-solicit or other similar protection or right under any agreement or applicable law) relating to the Acquired Business or the Purchased Assets;

(f)            Originals (or copies to the extent Seller is either required by law or permitted by this Agreement to keep originals in its possession) of all operating data and records and accounting related books and records, whether written or electronically recorded, relating to the Purchased Assets or necessary to the continued operation of the Acquired Business;

(g)           All assignable rights, if any, to telephone lines and numbers used in the conduct of the Acquired Business, including without limitation those listed on Schedule 1.1(g) of the Seller Disclosure Letter;

(h)           All customer lists relating to the Acquired Business;

(i)            All right, title and interest in and to any and all trademarks, trade names, servicemarks or other similar intellectual property (other than the name and mark “Elance” (standalone or included as part of any other word, name or mark), which shall be subject to the six-month Trademark License Agreement attached hereto as Exhibit D), all patents, copyrights, mask works, moral rights, trade secrets and other elements of intellectual property and all goodwill and other intangible property associated with the Acquired Business or the Purchased Assets; and

(j)            All accounts receivable set forth on Schedule 1.1(j) of the Seller Disclosure Letter, and any and all cash received with respect to those receivables, up to the amount set forth on Schedule 1.1(j) of the Seller Disclosure Letter.

Section 1.2             Excluded Assets. The Purchased Assets shall not include all assets of Seller or any of its Subsidiaries not related to the Acquired Business or any of the following assets or categories of assets, whether or not related to the Acquired Business (collectively, the “Excluded Assets”):

(a)           All cash and bank accounts;

(b)           All Tax refunds payable to Seller and its Subsidiaries (other than the Foreign Subsidiaries);

(c)           That portion of the Mixed Contracts that is not related to the Acquired Business;

(d)           All corporate and accounting related books and records, whether written or electronically recorded, not necessary to the continued operation of the Acquired Business;

(e)           All choses in action, causes of action and other similar rights not related to the Purchased Assets;

(f)            All incentive stock option, stock option and stock issuance plans;

(g)           All leases other than those for Indian Subsidiary and the UK Subsidiary;

(h)           All rights of Seller under this Agreement, the Bill of Sale, and the Assumption Agreement; and

(i)            All (1) trade and other accounts receivable arising from the Acquired Business and existing as of the Closing Date other than those set forth on Schedule 1.1(j) of the Seller Disclosure Letter and (2) all cash collected prior to Closing under any Contracts other than amounts listed in Schedule 1.1(j) of the Seller Disclosure Letter.

Section 1.3             Assumption of Liabilities. Except for the liabilities and obligations to be assumed by Buyer pursuant to Section 1.4, Buyer will not assume and will not be liable for any liabilities of Seller, known or unknown, contingent or absolute, accrued or other, and the Purchased Assets shall be free of all liabilities, obligations, and Liens other than Permitted Liens. Without limiting the generality of the foregoing and except as otherwise provided above, except for the liabilities and obligations to be assumed by Buyer pursuant to Section 1.4, Buyer will not be responsible for any of the following (collectively, the “Retained Liabilities”):

(a)           liabilities, obligations or debts of Seller, whether fixed, contingent or mixed and whether based on events occurring before or after the Closing, including without limitation those based on tort, contract, statutory or other claims or involving fines or penalties payable to any governmental authority;

(b)           liabilities, obligations or debts of Seller and its Subsidiaries (other than the Foreign Subsidiaries) for any Taxes;

(c)           liabilities or obligations of Seller to employees for salaries, bonuses or health and welfare benefits or with respect to any profit sharing, stock bonus, pension, retirement, stock purchase, option, bonus or deferred compensation plan or for any other benefits or compensation (including without limitation accrued vacation);

(d)           liabilities or obligations of Seller for employee severance payments or arrangements resulting from termination of Seller’s employees or any other liability imposed on Buyer under a successor liability theory under ERISA or other applicable Law with respect to pre-closing activities or liabilities of Seller;

(e)           liabilities or obligations of Seller relating to issuances of securities;

(f)            liabilities or obligations of Seller incurred in connection with distributions to shareholders or in connection with the liquidation of Seller;

(g)           any obligation of Seller to indemnify any Person (including any Seller Stockholders) by reason of the fact that such Person was a director, officer, employee, or agent of Seller or any of its Subsidiaries or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise); and

(h)           all costs and expenses of Seller with respect to the Agreement and the transactions contemplated thereby;

(i)            liabilities or obligations of Seller under any Environmental Law; and

(j)            liabilities or obligations of Seller to pay any fee, commission or broker’s of finder’s fees in connection with this Agreement or any of the transactions contemplated hereby to any agent, broker, Person or firm acting on behalf of Seller, including without limitation the fees payable to Seller’s investment bankers, ThinkEquity Partners LLC.

Section 1.4             Assumptions of Obligations under the Contracts. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Closing, to assume all Liabilities of Seller under each of the Contracts set forth in the Assumption Agreement (“Assumed Contracts”) directly arising from obligations arising or to be performed under the Contracts after the Closing (the “Assumed Liabilities”).

Section 1.5             Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) shall be:

(a)           that number of shares of Parent Common Stock equal to $11,750,000 divided by the Market Price (the “Consideration Shares”), of which (i) that number of shares equal to the quotient obtained by dividing $1,525,000 by the Market Price (the “Escrowed Shares”) and (ii) that number of shares equal to the quotient obtained by dividing $600,000 by the Market Price (the “Additional Escrowed Shares”) will be issued into escrow by Parent pursuant to Section 1.6 and, together with the balance of such shares (the “Closing Shares”), shall be issued to Seller at the Closing;

(b)           $3,500,000 in cash (the “Cash Consideration”) to be delivered to Seller within twenty-four (24) hours of the Closing; and

(c)           the assumption by Buyer, pursuant to the terms of the Assumption Agreement attached hereto as Exhibit A (the “Assumption Agreement”), of the Assumed Liabilities.

Section 1.6             Escrow Fund. At the Closing, Parent shall deliver to the Escrow Agent the Escrowed Shares and the Additional Escrowed Shares (including all dividends, distributions or earnings attributable thereto, collectively, the “Escrow Fund”), and deposit those shares into an escrow fund established pursuant to the Escrow Agreement, which will provide for splitting the Escrow Agent’s charges equally by the parties hereto. The Escrow Fund shall be held and distributed by the Escrow Agent subject to the terms hereof and the terms of the Escrow Agreement for the purpose of securing Sellers’ indemnity obligations under this Agreement. Agent shall comply with the procedures pertaining to the Escrow Fund and any disputes related thereto as set forth in this Section, in ARTICLE V below and in the Escrow Agreement. All voting rights to the Escrowed Shares and the Additional Escrowed Shares shall be exercisable by or on behalf of Seller or its authorized agent. Additional Escrowed Shares shall be released in accordance with Section 5.2(a)(iv) and Section 5.2(a)(iv)and in accordance with the corresponding terms of the Escrow Agreement. In accordance with the terms of the Escrow Agreement, on the date that is twelve (12) months after the Closing Date (or, if such date is not a Business Day, the first Business Day thereafter)(the “Escrow Release Date”), the Escrow Agent will deliver the remaining shares of Parent Common Stock in the Escrow Fund, if any, to Seller; provided, however, that subject to and in accordance with the terms of ARTICLE V and the Escrow Agreement, the Escrow Agent shall withhold from delivery of the Escrow Fund and continue to hold per the Escrow Agreement the equivalent of any amounts then in dispute relating to indemnification obligations arising under this Agreement, provided that the withheld amount, to the extent not applied in satisfaction of indemnification obligations, shall be delivered to Seller as described above promptly upon resolution of such dispute.

Section 1.7             Instruments of Conveyance and Transfer. The sale, conveyance, assignment, transfer and delivery of the Purchased Assets shall be effected by Seller’s (and any applicable Subsidiary’s) execution and delivery to Buyer, on the Closing Date, of the Assignment and Bill of Sale attached hereto as Exhibit B (the “Bill of Sale”), the Trademark Assignment Agreement attached hereto as Exhibit C (the “Trademark Assignment Agreement”) and the Trademark License Agreement attached hereto as Exhibit D (the “Trademark License Agreement”), together with such other bills of sale, endorsements, assignments and other instruments of transfer and conveyance, in form and substance sufficient to vest in Buyer all right, title and interest in and to the Purchased Assets, as reasonably requested by Buyer or its counsel.

Section 1.8             Further Assurances. Seller agrees that, at any time and from time to time on and after the Closing Date, it will, upon the request of Buyer and without further consideration, take all steps reasonably necessary to place Buyer in possession and operating control of the Purchased Assets, and Seller will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all further acts, deeds, assignments, conveyances, transfers or powers of attorney as reasonably required to sell, assign, convey, transfer, grant, assure and confirm to Buyer, or to aid and assist in the collection of, reducing to possession by Buyer of, or enforcement of, all of the Purchased Assets, or to vest in Buyer good, valid and marketable title to the Purchased Assets. Buyer agrees that, at any time and from time to time on and after the Closing Date, it will, upon the request of Seller and without further consideration, take all steps reasonably necessary to confirm its assumption of and obligation to perform any of the Assumed Liabilities. Buyer further agrees that after the Closing Date it shall provide Seller with reasonable access to the books and records for periods ending on or prior to the Closing Date transferred to Buyer hereunder reasonably necessary for Seller’s tax, accounting and other corporate purposes.

Section 1.9             Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois, at 12:00 p.m. (Chicago time) on February 8, 2006 or as promptly as practicable, but no later than two (2) Business Days after the date that all conditions to the Closing (other than those conditions that by their terms are to occur at the Closing) are satisfied or at another date, time and place agreed upon by the parties (the “Closing Date”). At the Closing, Buyer agrees to (i) pay the Cash Consideration within twenty-four (24) hours of the Closing to Seller, payable by wire transfer or delivery of other immediately available funds as directed by Seller, to Seller and (ii) deliver certificates representing the Closing Shares to Seller.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, subject to such exceptions or qualifications to specific representations and warranties as are disclosed in writing in the disclosure letter delivered by Seller to Buyer (the “Seller Disclosure Letter”) that the statements in this Article are true and complete:

Section 2.1             Organization and Qualification; Subsidiaries. Seller and Foreign Subsidiaries have been duly organized and are validly existing as corporations and are in good standing under the laws of the State of Delaware or other jurisdictions of formation and have all requisite corporate or other applicable power and authority to own, lease and operate their properties and to carry on their businesses as now being conducted. Seller and Foreign Subsidiaries are duly qualified or licensed to do business and are in good standing in each jurisdiction in which the property owned, leased or operated by them, or the nature of the businesses conducted by them makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing has not had, does not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Business. Seller has, prior to the date of this Agreement, made available to Parent complete and correct copies of Seller Charter and By-laws and the comparable governing documents of each of its Subsidiaries, in each case as amended and in full force and effect. None of Seller and its Subsidiaries is in violation of its Certificate of Incorporation or other organizational or governing documents.

Section 2.2             Authorization and Validity of Agreements. Seller has the requisite corporate power and authority to execute and deliver the Transaction Documents, to perform its obligations hereunder and thereunder, as the case may be, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of each of the Transaction Documents, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized and approved by Seller’s Board of Directors and stockholders, and no other corporate action on the part of Seller is necessary to authorize Seller’s performance of its obligations hereunder and the consummation of the transactions contemplated hereby. The Transaction Documents have been duly executed and delivered by Seller and constitute valid, legal and binding obligations of Seller enforceable against Seller in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

Section 2.3             Consents and Approvals; No Violations. Except as set forth in Schedule 2.3 of the Seller Disclosure Letter, Seller’s execution and delivery of the Transaction Documents and its consummation of the transactions contemplated hereby and thereby do not and shall not (w) violate or conflict with any provision of its Certificate of Incorporation, its By-Laws or equivalent organizational documents of the Foreign Subsidiaries, (x) violate or conflict with any statute, ordinance, rule, regulation, order or decree of any court or of any Governmental Entity applicable to Seller or either Foreign Subsidiary or by which any of their properties or assets is bound, (y) require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Entity, or (z) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, result in the creation of any Lien upon any of the properties or assets of Seller or any of its Subsidiaries or upon the Acquired Business or any Purchased Asset under any contract, other than, in the case of (x), (y) and (z), any such violation, conflict, or other result that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquired Business or any Purchased Asset.

Section 2.4             Compliance with Laws.

(a)           Except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Business or any Purchased Asset, Seller and its Subsidiaries are in compliance with all applicable Laws and have not received notification of any asserted present or past failure to so comply.

(b)           Seller and each Foreign Subsidiary holds all federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Entities (each a “Permit”, and collectively, the “Permits”) that are necessary for the operation of the Acquired Business, as now conducted, and the Purchased Assets, and there has not occurred any suspension, cancellation or default of or under any such Permit, and, to Seller’s Knowledge, no such suspension, cancellation or default is pending or threatened, except to the extent that any such has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Business or any Purchased Asset.

Section 2.5             Financial Statements.

(a)           For purposes of this Section 2.5, the following defined terms shall apply:

(i)            the “2003 Audited Financial Statements” shall mean the audited consolidated balance sheet of Seller and its Subsidiaries as of December 31, 2003 and the related audited consolidated statements of income, stockholders’ equity, retained earnings and changes in financial position and cash flows for the twelve month period then ended set forth on Schedule 2.5(a)(i) of Seller Disclosure Letter;

(ii)           the “2004 Balance Sheet” shall mean the unaudited consolidated balance sheet of Seller and its Subsidiaries as of December 31, 2004 set forth on Schedule 2.5(a)(ii) of Seller Disclosure Letter;

(iii)          the “Audited P&L” shall mean the 2001, 2002 and 2003 audited consolidated P&L for Seller and its Subsidiaries set forth on Schedule 2.5(a)(iii) of Seller Disclosure Letter;

(iv)          the “Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of Seller and its Subsidiaries as of December 31, 2005 set forth on Schedule 2.5(a)(iv) of Seller Disclosure Letter; and

(v)           the “Unaudited P&L” shall mean the 2004 and 2005 unaudited, consolidated P&L for Seller and its Subsidiaries set forth on Schedule 2.5(a)(v) of Seller Disclosure Letter.

(b)           Seller has delivered to Parent the Unaudited P&L, the Audited P&L, the 2003 Audited Financial Statements, the 2004 Balance Sheet and the Most Recent Balance Sheet, which have been prepared in accordance with GAAP based upon the information contained in the books and records of Seller and its Subsidiaries and fairly present, in all material respects, the financial condition of Seller and its Subsidiaries at the dates therein specified and the results of the operations and cash flows of Seller and its Subsidiaries and the changes in their financial condition for the periods therein specified (except that the 2004 Balance Sheet and the Most Recent Balance Sheet do not contain any footnotes or other presentation items and are subject to customary year-end adjustments).

(c)           Neither Seller nor any of its Subsidiaries has outstanding any claims, liabilities or Indebtedness, contingent or otherwise, of any kind whatsoever (whether accrued, absolute, contingent or otherwise, and whether or not reflected or required to be reflected in the Financial Statements), except for (i) liabilities reflected or reserved against in the Most Recent Balance Sheet and (ii) liabilities which have arisen after December 31, 2005 in the ordinary course of business or in connection with Seller’s corporate disposition activities. There are no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) of or affecting Seller or any of its Subsidiaries that are not adequately provided for or disclosed on the Most Recent Balance Sheet.

Section 2.6             Absence of Certain Changes or Events. Since January 1, 2005, Seller and its Subsidiaries have conducted the Acquired Business only in the ordinary course. Without limiting the generality of the foregoing, since January 1, 2005 or such earlier date specifically set forth below, and each only in relation to the Acquired Business (including Foreign Subsidiaries) or the Purchased Assets:

(a)           neither Seller nor any Foreign Subsidiary has sold, leased, transferred, or assigned any of its assets, tangible or intangible, involving more than $100,000 in the aggregate, other than for a fair consideration in the ordinary course of business;

(b)           neither Seller nor any Foreign Subsidiary has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, or licenses) either involving more than $100,000 (individually or in the aggregate under any such agreement, contract, lease or license (or series of related agreements, contracts, leases, or licenses)) or outside the ordinary course of business;

(c)           except as set forth in Schedule 2.6(c) of the Seller Disclosure Letter, no party (including Seller or any Foreign Subsidiary) has terminated or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, or licenses) involving more than $100,000 in the aggregate to which Seller is a party or by which it is bound and no party (including Seller or any Foreign Subsidiary) has accelerated or materially modified any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) involving more than $100,000 in the aggregate to which Seller or any Foreign Subsidiary is a party or by which it is bound;

(d)           except as set forth in Schedule 2.6(d) of the Seller Disclosure Letter, neither Seller nor any Foreign Subsidiary has imposed upon any of its assets, tangible or intangible, any Lien, other than Permitted Liens;

(e)           neither Seller nor any Foreign Subsidiary has made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 in the aggregate or outside the ordinary course of business;

(f)            neither Seller nor any Foreign Subsidiary has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 in the aggregate or outside the ordinary course of business;

(g)           except as set forth in Schedule 2.6(g) of the Seller Disclosure Letter, neither Seller nor any Foreign Subsidiary has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Indebtedness or capitalized lease obligation, either involving more than $25,000 in the aggregate, that will be assumed by Buyer;

(h)           neither Seller nor any Foreign Subsidiary has changed any of its payment policies with its vendors or suppliers;

(i)            neither Seller nor any Foreign Subsidiary has delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

(j)            neither Seller nor any Foreign Subsidiary has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 in the aggregate or outside the ordinary course of business;

(k)           neither Seller nor any Foreign Subsidiary has had any adverse change in its relationships with its material customers or suppliers, except for changes that, individually or in the aggregate, have had no Material Adverse Effect on the Acquired Business or the Purchased Assets since December 31, 2005;

(l)            neither Seller nor any Foreign Subsidiary has abandoned any Intellectual Property or granted any right, title or interest in any Intellectual Property, or entered into any agreement not to sue, with respect to any Intellectual Property other than licenses to customers in the ordinary course of its business;

(m)          neither Seller nor any Foreign Subsidiary has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(n)           to Seller’s Knowledge, there has not been any other occurrence, event, incident, action or, where an action is required by applicable Law or contract, failure to act, or any transaction outside the ordinary course of business involving Seller or a Foreign Subsidiary, that has had or would result in a Material Adverse Effect on the Acquired Business or the Purchased Assets since December 31, 2004; and

(o)           neither Seller nor any Foreign Subsidiary has legally contracted itself to be bound by any of the foregoing.

Section 2.7             Employee Benefit Plans.

(a)           Definition.

(i)            As used herein, “Foreign Subsidiaries Employee Benefit Plan” means any (i) employee benefit plans subject to regulation under applicable foreign laws, whether qualified or non-qualified, and whether funded or unfunded; (ii) bonus, stock option, stock purchase, stock appreciation right, restricted stock, incentive, fringe benefit, profit-sharing, pension, or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iii) employment, consulting, termination, and severance contracts or agreements; for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii) or (iii) above) are in writing or subject to applicable foreign laws; that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) and with respect to which any potential liability (including contingent liability) is borne by either of the Foreign Subsidiaries. Schedule 2.7(a) of the Seller Disclosure Letter contains a complete and accurate list of all of the Foreign Subsidiaries Employee Benefit Plans.

(ii)           As used herein, “Seller Employee Benefit Plan” means any (i) “employee benefit plans”, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), whether qualified or non-qualified, and whether funded or unfunded; (ii) bonus, stock option, stock purchase, stock appreciation right, restricted stock, incentive, fringe benefit, “voluntary employees’ beneficiary associations” under Section 501(c)(9) of the Code, profit-sharing, pension, or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iii) employment, consulting, termination, and severance contracts or agreements; for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA; that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) and with respect to which any potential liability (including contingent liability) is borne by Seller.

(b)           Status of Plans. To Seller’s Knowledge, each Foreign Subsidiaries Employee Benefit Plan (including any related trust or insurance contract) complies in all material respects in form with the requirements of all applicable laws, including, without limitation, applicable foreign tax, labor, securities, data privacy, currency exchange control and other laws, and has at all times been maintained and operated in all material respects in substantial compliance with its terms and the requirements of all applicable foreign laws and no event has occurred and no condition exists that would result in the imposition of any excise tax, penalty, or other liability on Buyer with respect to any of the Foreign Subsidiaries Employee Benefit Plans.

(c)           With respect to each Foreign Subsidiaries Employee Benefit Plan, to Seller’s Knowledge, neither Seller nor any of the Foreign Subsidiaries has any direct or indirect, actual or contingent liability, other than to make payments for contributions, premiums or benefits when due in the ordinary course, all of which payments that are due having been made.

(d)           No direct or indirect, actual or contingent liability has been or is expected to be incurred by Seller in relation to any Seller Employee Benefit Plan that could, following the Closing become a direct or indirect, actual or contingent liability of Buyer or Parent.

Section 2.8             Employment Relations and Agreements. (i) Each of Seller and its Subsidiaries is in substantial compliance with all federal, foreign, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice as determined by the National Labor Relations Board (“NLRB”) or equivalent tribunal under applicable state or foreign law, (ii) to Seller’s Knowledge, no unfair labor practice charge or complaint against Seller or any of its Subsidiaries is pending before the NLRB or an equivalent tribunal under applicable state or foreign law, (iii) there is no labor strike, slowdown, stoppage or material dispute pending or, to Seller’s Knowledge, threatened against or involving Seller or any of its Subsidiaries, (iv) no representation question exists respecting the employees of Seller or any of its Subsidiaries, (v) no collective bargaining agreement is currently being negotiated by Seller or any of its Subsidiaries, and neither Seller nor any of its Subsidiaries is or has been a party to a collective bargaining agreement, (vi) neither Seller nor any of its Subsidiaries is experiencing or has experienced any material labor difficulty during the last three years, (vii) no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is pending and no claim thereunder exists or, to Seller’s Knowledge, is threatened with respect to Seller’s or its Subsidiaries’ operations, (viii) neither Seller nor any of its Subsidiaries has any Equal Employment Opportunity Commission charges or other claims of employment discrimination pending or, to Seller’s Knowledge, currently threatened against Seller or any such Subsidiary, (ix) to Seller’s Knowledge, no wage and hour department investigation has been made of Seller or any of its Subsidiaries, (x) neither Seller nor any of its Subsidiaries had any occupational health and safety claims against Seller or any such Subsidiary, (xi) Seller and each of its Subsidiaries is in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder and all equivalent applicable foreign laws (the “Immigration Laws”), (xii) there has been no “mass layoff’ or “plant closing” by Seller as defined in the Federal Workers Adjustment Retraining and Notification Act (“WARN”) or state or foreign law equivalent, or any other mass layoff or plant closing that would trigger notice pursuant to WARN or state or foreign law equivalent, within ninety (90) days prior to the Closing Date, and (xiii) to

Seller’s Knowledge, no executive, key employee, or significant group of employees of the Acquired Business plans to terminate employment during the first twelve (12) months of employment with Buyer. To Seller’s Knowledge, Seller and its Subsidiaries have never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor have they been warned, fined or otherwise penalized by reason of any such failure to comply with the Immigration Laws, nor is any such proceeding pending or to Seller’s Knowledge, threatened.

Section 2.9             Certain Contracts and Arrangements. Neither Seller nor any of its Subsidiaries is a party to or bound by any Contracts of the following nature related in a material respect to, or having any material effect upon, the continued operation of the Acquired Business or the continued use of the Purchased Assets (collectively, the “Material Contracts”):

(a)           Contracts with any current employee, director or officer of Seller or any of its Subsidiaries (other than any such officer, director or employee who shall remain an employee of Seller after, or terminated upon, the Closing or who receives or received (during his or her last year of employment with Seller or any of its Subsidiaries) less than $75,000 in total annual cash compensation from Seller or any of its Subsidiaries);

(b)           Contracts other than contracts entered into in the ordinary course of business (x) for the sale of any amount of the assets of Seller or any of its Subsidiaries, or (y) for the grant to any Person of any preferential rights to purchase any amount of its assets;

(c)           Contracts which restrict Seller or any of its Subsidiaries from competing in the Acquired Business in any geographical area, or which restrict any other Person from competing with Seller or any of its Subsidiaries in the Acquired Business in any geographical area;

(d)           Other than contracts entered into in the ordinary course of business, contracts which restrict Seller or any of its Subsidiaries from disclosing any information concerning or obtained from any other Person, or which restrict any other Person from disclosing any information concerning or obtained from Seller or any of its Subsidiaries;

(e)           any confidentiality, nondisclosure or similar Contract, or any employment agreement containing any confidentiality or non-disclosure obligations, that would apply to one or more of the employees to be hired by Parent pursuant hereto in connection with its continuance of the Acquired Business (excluding, for the avoidance of doubt, nondisclosure and confidentiality agreements that apply to Seller generally);

(f)            Contracts involving (i) the acquisition, merger or purchase of all or substantially all of the assets or business of a third party, or (ii) the purchase or sale of assets, or a series of purchases and sales of assets, involving aggregate consideration of $200,000 or more;

(g)           Contracts with any Affiliate of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(h)           Contracts which contain a provision requiring a third party’s consent to, or giving it a termination right following, an assignment by Seller or any of its Subsidiaries of the Acquired Business or the Purchased Assets;

(i)            Contracts, including mortgages or other grants of security interests, guarantees and notes, relating to the borrowing of money or the extension of debt;

(j)            Contracts relating to any joint venture, partnership, strategic alliance or similar arrangement, which has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses by Seller or any of its Subsidiaries with any other party;

(k)           Contracts existing on the date hereof involving revenues or payments in excess of $50,000 per calendar year;

(l)            Any distribution, marketing, sales representative or similar agreement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product, service or technology of Seller or any of its Subsidiaries;

(m)          Any contract or arrangement providing for the development of any software, content, technology or Intellectual Property by or for (or for the benefit or use of) Seller or any of its Subsidiaries (other than intra company agreements between Seller and its Subsidiaries);

(n)           Any agreement, contract or arrangement, other than customer contracts entered into in the ordinary course of business, pursuant to which Seller or any of its Subsidiaries has sold or licensed any rights in or to any software, technology or other Intellectual Property to any third party; and

(o)           Any contract or commitment for or relating to the employment or hiring of services of any officer, employee, consultant, or independent contractor of Seller or any of its Subsidiaries to be hired by Buyer pursuant hereto or any other type of contract or understanding with any director, officer, employee or consultant of Seller or any of its Subsidiaries to be hired by Buyer pursuant hereto that is not immediately terminable by Seller or its Subsidiary, as the case may be, without cost or other liability.

Neither Seller nor any of its Subsidiaries is in breach or default under any Material Contract nor, to Seller’s Knowledge, is any other party to any Material Contract in breach or default thereunder, and each Material Contract to which Seller or its Subsidiaries is a party is in full force and effect and are assignable to Buyer or its Affiliates. To Seller’s Knowledge neither Seller nor any of its Subsidiaries is in breach of any warranty under any Material Contract with a customer to be assumed by Buyer.

Section 2.10           Litigation. There is no action, suit, proceeding at law or in equity, or any arbitration or administrative or other proceeding by or before (or to Seller’s Knowledge any inquiry or investigation by) any Governmental Entity, pending, or, to Seller’s Knowledge, threatened, against Seller or any of its Subsidiaries or any of their officers, directors or shareholders in their capacity as such, relating to the Acquired Business or the Purchased Assets.

There are no suits, actions, claims, proceedings or investigations pending or, to Seller’s Knowledge, threatened, seeking to prevent, materially delay or challenge the transactions contemplated by this Agreement. Neither Seller nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding relating to, or potentially affecting, the Acquired Business or the Purchased Assets, including any judgment, order or decree that may prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 2.11           Environmental Laws and Regulations. (i) Seller and each of its Subsidiaries are in material compliance with all applicable Environmental Laws, and have obtained, and are in material compliance with, all Permits required of them under applicable Environmental Laws, other than those Permits that the failure to obtain or comply with would not have a Material Adverse Effect on Seller or a Foreign Subsidiary, (ii) there are no claims, proceedings, investigations or actions by any Governmental Entity or other Person or entity pending or, to Seller’s Knowledge, threatened against Seller or any of its Subsidiaries under any Environmental Law, (iii) to Seller’s Knowledge, no present property of Seller or a Foreign Subsidiary is subject to any Lien, or to any restriction on its ownership, use, occupancy or transferability, under any Environmental Law and (iv) to Seller’s Knowledge, there are no facts, circumstances or conditions (including the disposal of any wastes, hazardous substances or other materials, the existence of any contractual obligations, or any other matters in respect of the past or present business or operations of Seller or any of its Subsidiaries, or any predecessor of Seller or any of its Subsidiaries) that would reasonably be expected to give rise to any claim, proceeding or action against Seller or any of its Subsidiaries, or to any liability or remedial action on the part of Seller or any of its Subsidiaries, under any Environmental Law.

Section 2.12           Intellectual Property

(a)           Schedule 1.1(c) of the Seller Disclosure Letter contains a complete list of all patents, patent applications, trademark and service mark registrations, applications for trademark and service mark registration, copyright registrations and applications for registration thereof, domain names and URL’s and other material Intellectual Property that constitute Purchased Assets or are used or held for use in the Acquired Business by Seller or any of its Subsidiaries. To the extent listed on such schedule, the Intellectual Property listed on Schedule 1.1(c) of the Seller Disclosure Letter has been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Copyright Office, a domain name registrar, the offices in the various states of the United States or the offices of other jurisdictions, and each such registration, filing and issuance remains in full force and effect.

(b)           Neither Seller nor any of its Subsidiaries is a party to any material license or agreement, whether as licensor, licensee or otherwise, with respect to any Intellectual Property, other than licenses for off-the-shelf software. All licenses and agreements, other than licenses for off-the-shelf software, with respect to any Intellectual Property are set forth on Schedule 1.1(d) of the Seller Disclosure Letter. To the extent any Intellectual Property is used under license in the business of Seller and/or any of its Subsidiaries, no notice of a default has been sent or received by Seller or any of its Subsidiaries under any such license which remains uncured, and the execution, delivery or performance of Seller’s obligations hereunder shall not result in such a default.

(c)           Seller and/or its Subsidiaries owns or has the right to use all of the Intellectual Property used in the Acquired Business, free and clear of any Liens (other than, with respect to Intellectual Property licensed to Seller, those Liens by or through the licensor), without obligation to pay any royalty or any other fees with respect thereto (other than in accordance with licenses or agreements listed under Schedule 1.1(d) of the Seller Disclosure Letter), and the operation of the Acquired Business as currently conducted requires no rights under Intellectual Property other than the Intellectual Property set forth on Schedule 1.1(d) of the Seller Disclosure Letter. To Seller’s Knowledge, neither Seller’s nor any of its Subsidiaries’ operation of the Acquired Business infringes or misappropriates any third party Intellectual Property rights. No material patent, copyright registration or registered trademark of Seller related to the Acquired Business has been canceled, abandoned or otherwise terminated, and all renewal and maintenance fees due within three (3) months of the Closing Date in respect thereof have been duly paid. There are no actions that must be taken or payments that must be made within six (6) months of the Closing Date relating to Seller’s Intellectual Property related to the Acquired Business that, if not taken or made, will have a Material Adverse Effect on the Acquired Business or any Purchased Asset. Other than in accordance with the license agreements listed on Schedule 1.1(d) of the Seller Disclosure Letter, Seller and its Subsidiaries have the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property that is owned by Seller or any of its Subsidiaries.

(d)           Neither Seller nor any of its Subsidiaries has received any written notice or claim, or to Seller’s Knowledge any other notice or claim, from any Person challenging the right of Seller or any of its Subsidiaries to use any Intellectual Property that Seller or any of its Subsidiaries has used or is using in the Acquired Business.

(e)           Neither Seller nor any of its Subsidiaries has made any claim in writing of a violation, infringement, misuse or misappropriation by any Person of Seller’s or any of its Subsidiaries’ rights to, or in connection with, any Intellectual Property used in the Acquired Business.

(f)            There is no pending or, to Seller’s Knowledge, threatened proceeding, litigation or other adverse claim or, to Seller’s Knowledge, any fact or occurrence reasonably likely to result in such a claim, by any Person of a violation, infringement, misuse or misappropriation by Seller or any of its Subsidiaries of any Intellectual Property owned by any Person, or challenging the validity, enforceability or ownership, as applicable, of any Intellectual Property owned or claimed to be owned by Seller or any of its Subsidiaries.

(g)           Neither Seller nor any of its Foreign Subsidiaries has received any notice of or is aware of interferences, oppositions, or other contested proceedings, either pending or, to Seller’s Knowledge, threatened, in the United States Copyright Office, the United States Patent And Trademark Office, or any Governmental Entity relating to any pending application of Seller or any Foreign Subsidiary with respect to any Intellectual Property.

(h)           Seller and each of its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all trade secrets and confidential proprietary information used or held for use in the Acquired Business.

Section 2.13           Taxes.

(a)           Tax Returns. Seller and each of its Subsidiaries has timely filed or caused to be timely filed or shall timely file or cause to be timely filed with the appropriate taxing authorities all material returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information returns) for Taxes (as hereinafter defined) (the “Returns”) that are required to be filed by, or with respect to, Seller and its Subsidiaries on or prior to the Closing Date. The Returns have in all material respects accurately reflected and shall reflect accurately all liability for Taxes of Seller and each of its Subsidiaries for the periods covered thereby. “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group, or of a contractual obligation to indemnify any Person or other entity.

(b)           Payment of Taxes. All Taxes due and owing by or with respect to the income, assets or operations of the Foreign Subsidiaries for all taxable years or other taxable periods that end on or prior to the Closing Date and, with respect to any taxable year or other taxable period beginning on or prior to and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (“Pre-Closing Period”), have been timely paid or shall be timely paid in full on or prior to the Closing Date or with respect to taxable periods ending on or prior to December 31, 2005 have been accrued and adequately disclosed and fully provided for on the Financial Statements of Seller and its Subsidiaries in accordance with GAAP.

(c)           Other Tax Matters.

(i)            Neither Seller nor any of its Subsidiaries is or has been the subject of any audit or other examination of Taxes by the tax authorities of any nation, state or locality, nor has Seller or any of its Subsidiaries received any notices from any taxing authority relating to any issue which could materially affect the Tax liability of Seller or any of its Subsidiaries.

(ii)           All Taxes which Seller or any of its Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(iii)          There are no material security interests on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Taxes.

Section 2.14           Real Property.

(a)           Seller and its Subsidiaries do not own any real property.

(b)           Schedule 2.14 of Seller Disclosure Letter lists all real property leased or subleased to Seller or a Foreign Subsidiary that is used in the operation of the Acquired Business. Seller has delivered or made available to Parent or its representatives correct and complete copies of the leases and subleases (as amended to date) listed in Schedule 2.14 of Seller Disclosure Letter. With respect to each material lease and sublease listed in Schedule 2.14 of Seller Disclosure Letter:

(i)            the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(ii)           Seller, the Foreign Subsidiaries and, to Seller’s knowledge, the lessor or sublessor, is not in material breach or default of the lease or sublease and no event has occurred with respect to Seller, the Foreign Subsidiaries or, to Seller’s Knowledge, with respect to the lessor or sublessor which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(iii)          Seller, the Foreign Subsidiaries and, to Seller’s knowledge, the lessor or sublessor, has not repudiated any material provision thereof;

(iv)          there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(v)           neither Seller nor any Foreign Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

(vi)          all facilities leased or subleased thereunder have received all material approvals of Governmental Entities (including material licenses and permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable Laws in all material respects.

Section 2.15           Insurance. Schedule 2.15 of the Seller Disclosure Letter lists each insurance policy of the Foreign Subsidiaries, and Seller has delivered to Parent, prior to the date of this Agreement, copies of all such insurance policies, which are owned by the Foreign Subsidiaries or which name the Foreign Subsidiaries as the insured or loss payee, including those which pertain to the Foreign Subsidiaries’ assets, employees or operations. All such insurance policies are in full force and effect, are legal, valid and enforceable, and all premiums due thereunder have been paid. None of the Foreign Subsidiaries has received any notice of cancellation or modification in coverage amounts of any such insurance policies. None of the Foreign Subsidiaries is in breach or default under any such insurance policies. There are no material claims by either of the Foreign Subsidiaries under any such insurance policies as to which any insurance carrier is denying liability or defending under a reservation of rights clause. Neither of the Foreign Subsidiaries has any self-insurance arrangement.

Section 2.16           Customers. Schedule 2.16 of the Seller Disclosure Letter sets forth each supplier and customer accounting for more than five percent (5%) of the consolidated purchases and sales, as the case may be, of the Acquired Business during calendar year 2005. The relationships of Seller and its Subsidiaries with each such supplier and customer are good commercial working relationships, and except as set forth in Schedule 2.16 of the Seller Disclosure Letter no such supplier or customer has canceled or otherwise terminated, or, to Seller’s Knowledge, threatened in writing to cancel or otherwise terminate, its relationship with Seller or any of its Subsidiaries. Neither Seller nor any Foreign Subsidiary has received any written notice that any such supplier or customer will, and to Seller’s Knowledge no such supplier or customer has any plan or intention to, cancel or otherwise materially and adversely modify its relationship with Seller or any of its Subsidiaries or limit its services, supplies or materials to Seller or any of its Subsidiaries, or its usage or purchase of the services and products of Seller and its Subsidiaries either as a result of the transactions contemplated hereby or otherwise.

Section 2.17           Tangible Assets. Seller owns or leases all buildings, machinery and other tangible assets necessary for the conduct of the Acquired Business as presently conducted. Each tangible Purchased Asset is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for use in the ordinary course of Seller’s business and is free from patent and latent defects.

Section 2.18           Title to Assets. Except as set forth in Schedule 2.18 of Seller Disclosure Letter, Seller or one of its Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, the Purchased Assets, and all such properties and assets are free and clear of all Liens (other than Permitted Liens) and restrictions on transfer. At the Closing, Buyer will acquire good title or a valid leasehold interest, as the case may be, to all Purchased Assets, free and clear of all Liens (other than Permitted Liens).

Section 2.19           Disclosure. To Seller’s Knowledge, none of the Transaction Documents contains any untrue statement of a material fact, or omits any statement of a material fact necessary to make the statements contained herein or therein not misleading. To the best of Seller’s Knowledge, there is no fact that would reasonably be expected to have a Material Adverse Effect with respect to the Acquired Business or Purchased Assets which has not been set forth in this Agreement, the other Transaction Documents, the Financial Statements or any Schedule, Exhibit or certificate delivered pursuant to this Agreement.

Section 2.20           Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws. In each case solely as it relates to the Acquired Business or the Purchased Assets:

(a)           None of Seller nor any Foreign Subsidiary or any of their representatives have, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) in the aggregate to any one individual in any year), to:

(i)            any person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned or nongovernment owned);

(ii)           any political party or official thereof;

(iii)          any candidate for political or political party office; or

(iv)          any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

(b)           Seller and each Foreign Subsidiary has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes. No product sold or service provided by Seller or any Foreign Subsidiary during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea.

(c)           Neither Seller nor any Foreign Subsidiary has violated the antiboycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under Section 999 of the Code. During the last five (5) years, neither Seller nor any Foreign Subsidiary has been a party to, is not a beneficiary under and has not performed any service or sold any product under any Seller Contract under which a product has been sold to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

Section 2.21           Legal Opinion. Seller’s external legal counsel shall have issued the legal opinion to the Parent and Buyer attached hereto as Exhibit E(1).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

The Parent and Buyer represent and warrant to Seller, subject to such exceptions or qualifications to specific representations and warranties as are disclosed in writing in the disclosure letter previously delivered by Parent and Buyer to Seller (the “Parent Disclosure Letter”) that the statements in this Article are true and complete:

Section 3.1             Organization and Qualification. Each of Parent and Buyer has been duly organized and is validly existing as a corporation and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 3.2             Authorization and Validity of Agreements. Each of Parent and Buyer has the requisite corporate power and authority to execute and deliver each of the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Seller of each of the Transaction Documents and the consummation by each of them of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of each of Parent and Buyer, as the case may be. No other corporate action on the part of either of Parent or Buyer is necessary to authorize the execution, delivery and performance by each of Parent and Buyer of each of the Transaction Documents and the consummation of the transactions contemplated hereby or thereby. Each of the Transaction Documents has been duly executed and delivered by each of Parent and Buyer and constitutes the valid and binding obligation of each of Parent and Buyer, enforceable against each of Parent and Buyer in accordance with their terms, except that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.

Section 3.3             Capitalization; Issuance of Shares.

(a)           The authorized capital stock of Parent consists of 80,000,000 shares, divided into 75,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock, par value $0.001 per share (“Parent Preferred Stock” and together with the Parent Common Stock the “Parent Capital Stock”). As of the date hereof: (i) 12,032,807 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and are not subject to preemptive rights; (ii) 210,088 shares of Parent Capital Stock were held in the treasury of Parent or by the Parent Subsidiaries, (iii) 914,042 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options to purchase shares of Parent Common Stock granted under the Parent’s Employee Option Plan, as amended (the “Parent Employee Option Plan”), and an additional 229,065 shares of Parent Common Stock were reserved for issuance under the Parent Employee Option Plan, (iv) 287,258 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options to purchase shares of Parent Common Stock granted under the Parent’s Director Option Plan (the “Parent Director Option Plan”), and an additional 275,825 shares of Parent Common Stock were reserved for issuance under the Parent Director Option Plan. All issued and outstanding shares of Parent Common Stock were duly authorized and are validly issued, fully paid and non-assessable.

(b)           Except for filings required by federal and state securities and blue sky laws, the issuance of the shares of Parent Common Stock pursuant to this Agreement (i) has been duly authorized by Parent’s Board of Directors and (ii) is not subject to any purchase or call option or first refusal, preemption or subscription right. Such shares have been duly reserved for issuance and, when issued as provided herein will be validly issued, fully paid and non-assessable. The offer, issuance, sale and delivery of such shares is and will be in full compliance with all applicable Laws and exempt from the registration requirements of the Securities Act and all applicable state securities laws.

Section 3.4             Consents and Approvals; No Violations. Except for the requirements of federal and state securities laws, the execution and delivery of the Transaction Documents by Parent and Buyer and the consummation by Parent and Buyer of the transactions contemplated hereby and thereby do not and shall not (w) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Parent or Buyer, (x) violate or conflict with any statute, ordinance, rule, regulation, order or decree of any Governmental Entity applicable to Parent or Buyer or by which any of their respective properties or assets is bound, (y) except for the filing of the Registration Statement and any necessary filing required under state securities laws, require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Entity or (z) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or result in the creation of any Lien upon any of the properties or assets of Parent or Buyer under any agreement or other instrument required to be filed with the Parent Commission Filings, other than, in the case of (x), (y) and (z), any such violation, conflict, or other result that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Buyer.

Section 3.5             Commission Documents. Parent has filed all Parent Commission Filings with the Commission since January 1, 2004. Except as set forth in Schedule 3.5 of the Parent Disclosure Letter, at the time of their respective filings, the Parent Commission Filings complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to such Parent Commission Filings, and none of the Parent Commission Filings when filed (or, if amended or supplemented by a subsequent filing, on the date of such subsequent filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent Commission Filings (the “Parent Financials”) complied as to form, as of their respective dates of filing with the Commission, in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The balance sheet of Parent contained in the Parent Commission Filings as of September 30, 2005 is hereinafter referred to as the “Parent Balance Sheet.” Except as disclosed in the Parent Financials (including the related notes) or Parent Commission Filings, and except for obligations under either of the Transaction Documents, neither Parent nor any of its Subsidiaries has any liability (absolute, accrued, contingent or otherwise), that would be required to be disclosed on a balance sheet or in the related notes to consolidated financial statements prepared in accordance with GAAP, except liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices.

Section 3.6             Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of Parent or Buyer is or shall be entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the Parties, or from any Affiliate of the Parties.

Section 3.7             Ownership of Buyer and Buyer’s Operations. All of the issued and outstanding shares of capital stock of Buyer are owned of record and beneficially by Parent, or a wholly-owned subsidiary of Parent, free and clear of any Liens. Buyer was formed solely for the purpose of engaging in the transactions contemplated by the Transaction Documents and has not engaged in any business activities or conducted any operations other than in connection with such transactions.

Section 3.8             Litigation. Except as disclosed in the Parent Commission Filings filed to the date hereof, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent or any of its Subsidiaries has received any notice of assertion nor, to Parent’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or any of its Subsidiaries that would have a Material Adverse Effect on Parent or that would prevent, materially delay or challenge the consummation of the transactions contemplated by this Agreement.

Section 3.9             Legal Opinion. Buyer’s external legal counsel shall have issued the legal opinion to Seller attached hereto as Exhibit E(2).

Section 3.10           Absence of Certain Changes or Events. Except as disclosed in the Parent Commission Filings filed to the date hereof, since September 30, 2005 to the date of this Agreement, there has not occurred (i) any Material Adverse Effect with respect to Parent, (ii) any amendment to Parent’s certificate of incorporation or by-laws, (iii) any material change in accounting methods or practices by Parent, or (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the Parent Common Stock, or direct or indirect redemption, purchase or other acquisition (or agreement or resolution to effect the same) by Parent of any of its capital stock (other than in connection with the exercises of stock options).

Section 3.11           S-1 Related Disclosure. Parent has made a reasonable disclosure of the material facts actually known to Parent relating to the status and timing of the completion of the audit necessary to file the Form 8-K required to enable Parent to become eligible to use a Form S-1 registration statement.

ARTICLE IV

COVENANTS

Section 4.1             Notification of Certain Matters. Seller shall promptly notify Parent of the occurrence or nonoccurrence of any fact or event to the Knowledge of Seller which has caused or could reasonably likely cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied by it in any material respect. Seller shall give prompt notice to Parent of any notice or other communication from any third party alleging that the consent of such third party was or may have been required in connection with the transactions contemplated by this Agreement.

Section 4.2             Public Announcements. Parent and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of such release or statement, or without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that Parent may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or by any listing agreement with a national securities exchange or automated quotation system to which Parent or any Affiliate of Parent is a party, if it has attempted to consult with Seller and to obtain Seller’s consent, but has been unable to do so in a timely manner.

Section 4.3             Expenses. Except as otherwise provided herein, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the other Transaction Documents shall be paid by the party incurring such costs or expenses.

Section 4.4             Lock-Up Periods.

(a)           For the period from the Closing Date until the Tradable Date but in no event beyond the first anniversary of the Closing (the “Closing Shares Lock-Up Period”), without the prior written consent of Parent, Seller will not, directly or indirectly, offer for sale, transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign or in any other way, encumber or dispose of, directly or indirectly and whether or not by operation of law or for value (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) (collectively, “Transfer”) the Closing Shares received pursuant to this Agreement until after Parent files a Registration Statement, which becomes effective, pursuant to Section 4.8 hereof; provided, however, that Seller may distribute up to 7.5% of the Closing Shares to certain current or former employees of Seller who (i) are, and certify they are, “accredited investors” within the meaning of federal securities laws and (ii) are participants in Seller’s Management Incentive Plan with respect to the Acquired Business (“Distributees”); provided, further that no such distribution may be made unless the Closing Shares so distributed remain subject to the provisions of this Section 4.4 and bear a legend to that effect and the Distributees so agree in writing.

(b)           Prior to the first anniversary of Closing, Seller agrees that the daily volume of its sales of Consideration Shares pursuant to the Registration Statement shall not exceed two percent (2%) of the average weekly volume of Parent Common Stock determined in accordance with Rule 144(e)(1)(ii) under the Securities Act.

Section 4.5             Financial Statements. If requested by Parent, Seller shall take all actions necessary to assist Parent in preparing a pro forma consolidated balance sheet and pro forma consolidated statements of income in compliance with, and for the periods required by, the rules and regulations promulgated by the Commission, including Regulation S-X under the Securities Act.

Section 4.6             NASDAQ Listing. Prior to the Tradable Date, Parent shall cause the shares of Parent Common Stock issuable pursuant to this Agreement to be listed for quotation on the Nasdaq National Market under applicable law.

Section 4.7             Allocation of Purchase Price. Within thirty (30) days after the Closing Date, Buyer will prepare in good faith and provide Seller with a schedule allocating the Purchase Price reasonably among the Purchased Assets according to Section 1060 of the Code, which schedule shall be reasonably acceptable to Seller. Buyer and Seller agree to prepare and file all

Returns (including Internal Revenue Service Form 8594) consistent with such allocation and to refrain from taking any position inconsistent with such allocation (including any tax audit) unless otherwise required by applicable law.

Section 4.8             Registration.

(a)           Parent shall use commercially reasonable efforts to (i) register on Form S-1 or any successor registration form under the Securities Act as subsequently may be adopted by the SEC and (ii) file all reports required for the availability of an exemption for the sale of Parent Common Stock under Rule 144. Parent shall use its commercially reasonable efforts (1) within one hundred-twenty (120) days after the Closing Date, at its expense to (A) prepare and file with the SEC a registration statement on Form S-1 pursuant to Rule 415 under the Securities Act with respect to resales of the shares of Parent Common Stock issued pursuant to this Agreement (the “Registration Statement”) and (B) to cause the Registration Statement to become effective as soon as possible after filing (and in any event within such 120-day period) and (2) to maintain the effectiveness of the Registration Statement until the earlier of (x) Seller’s disposition of all such registered shares or (y) Seller being able to dispose of all such registered shares pursuant to Rule 144(k). Parent shall bear all of its expenses incurred in connection with the registration and qualification of the shares registered pursuant to this Section 4.8  and up to $5,000 of expenses reasonably incurred by Seller therewith, and Seller shall pay all other fees and expenses incurred by it Seller shall cooperate with Parent in the preparation, filing and process of securing the effectiveness of the Registration Statement and shall furnish to Parent such information relating to it and such further and supplemental information as may be necessary or as may be reasonably requested by Parent for use in the Registration Statement and any amendments or supplements thereto. Parent will advise Seller of the effectiveness of the Registration Statement, of the issuance of any stop order with respect to the effectiveness thereof, of the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction, or of the initiation or threat of any proceeding for any such purpose.

(b)           To the extent permitted by applicable law, Parent will indemnify Seller, its officers, directors, members, managers, trustees and partners, and each person who controls Seller within the meaning of Section 15 of the Securities Act, with respect to any registration effected pursuant this Section 4.8, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) made in such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Parent of the Securities Act or the Exchange Act or any rule or regulation thereunder applicable to Parent and relating to action or inaction required of Parent in connection with any such registration, qualification or compliance, and will reimburse Seller, its officers, directors and partners, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that Parent will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to Parent by Seller.

(c)           To the extent permitted by applicable law, Seller will indemnify Parent, each of its directors and officers, and each person who controls Parent within the meaning of Section 15 of the Securities Act, against all claims, losses damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact made by Seller contained in the Registration Statement, or any prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated by Seller therein or necessary to make the statements by Seller therein not misleading, and will reimburse Parent and its directors, officers, partners, persons or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that the obligations of Seller hereunder shall be limited to an amount equal to the net proceeds to Seller of securities sold as contemplated herein.

(d)           Each party entitled to indemnification under this Section 4.8 (the “Section 4.8 Indemnified Party”) shall give notice to the party required to provide indemnification (the “Section 4.8 Indemnifying Party”) promptly after such Section 4.8 Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Section 4.8 Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Section 4.8 Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Section 4.8 Indemnified Party (whose approval shall not unreasonably be withheld) and the Section 4.8 Indemnified Party may participate in such defense at such party’s expense (unless the Section 4.8 Indemnified Party shall have reasonably concluded that there may exist a material conflict of interest between the Section 4.8 Indemnifying Party and the Section 4.8 Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Section 4.8 Indemnifying Party), and provided further that the failure of any Section 4.8 Indemnified Party to give notice as provided herein shall not relieve the Section 4.8 Indemnifying Party of its obligations hereunder except to the extent that the Section 4.8 Indemnifying Party is materially prejudiced thereby. No Section 4.8 Indemnifying Party in the defense of any such claim or litigation shall, except with the consent of each Section 4.8 Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to entry of any judgment or enter into any settlement that does not release such Section 4.8 Indemnified Party from all liability in respect to such claim or litigation. Each Section 4.8 Indemnified Party shall furnish such information regarding itself or the claim in question and such other support as a Section 4.8 Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(e)           If the indemnification provided for in this Section 4.8 is held by a court of competent jurisdiction to be unavailable to a Section 4.8 Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Section 4.8 Indemnifying Party, in lieu of indemnifying such Section 4.8 Indemnified Party hereunder, shall contribute to the amount paid or payable to such Section 4.8 Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Section 4.8 Indemnifying Party on the one hand and of the Section 4.8 Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Section 4.8 Indemnifying Party and of the Section 4.8 Indemnified Party

shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Section 4.8 Indemnifying Party or by the Section 4.8 Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that the obligations of Seller hereunder shall be limited to an amount equal to the net proceeds to Seller of securities sold as contemplated herein.

(f)            For not more than ninety (90) consecutive days or for a total of not more than one hundred-eighty (180) days in any twelve (12) month period, Parent may delay the disclosure of material non-public information concerning Parent, by suspending the use of any prospectus, offering circular or other document (including any related registration statement, notification or the like) prepared in connection with any registration to be effected pursuant this Section 4.8 containing such information, the disclosure of which at the time is not, in the good faith opinion of Parent, in the best interests of Parent (an “Allowed Delay”); provided, that Parent shall promptly (a) notify Seller in writing of the existence of material non-public information giving rise to an Allowed Delay, (b) advise Seller in writing to cease all sales under the Registration Statement until the end of the Allowed Delay and (c) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.

Section 4.9             Covenant Not to Employ or Solicit for Employment. Seller agrees that for a period of eighteen (18) months from and after the Closing Date, without Buyer’s prior written consent (which shall not be unreasonably withheld), it will not, and it will cause its Subsidiaries not to, directly or indirectly, employ, recruit, solicit for employment or otherwise attempt to employ, recruit, solicit or engage any of the persons listed on Schedule 4.9 of the Seller Disclosure Letter, or induce or attempt to induce any such persons to leave employment with Buyer or its Affiliates. Buyer agrees that for a period of eighteen (18) months from and after the Closing Date, without Seller’s prior written consent (which shall not be unreasonably withheld), it will not, directly or indirectly, knowingly solicit for employment any employee of Seller.

Section 4.10           Transition Services. The Parties shall provide the following services for the respective periods specified:

(a)           Seller shall permit the employees of the Acquired Business to utilize the office space at the Seller’s offices located at 510 Logue Avenue, Mountain View, CA 94043 (the “Seller’s Facility”) for up to forty-five (45) days after the Closing Date without charge for utility expenses, phone and internet service charges or any other costs and expenses; provided that in the event the parties agree to any such usage beyond forty-five (45) days after the Closing Date, Buyer will reimburse Seller for the pro rata actual cost of utility expenses, phone and internet service charges, and other costs and expenses (excluding rent) actually incurred by Seller as a result of or related to such usage. During such period, Buyer shall carry general liability insurance adequate to cover such claims as may arise in connection with Buyer’s use of Seller’s Facility and Seller shall be an additional insured under such policy. Buyer shall bear full responsibility for, and shall indemnify and hold Seller harmless for, any damages, costs and expenses (including without limitation reasonable attorney’s fees) arising in connection with Buyer’s use of Seller’s Facility and shall use its commercially reasonable efforts to cease its use of such facilities at the earliest possible time. At Buyer’s or Parent’s request, Seller will continue to make the Seller’s Facility available for this purpose (for a period not to exceed the shorter of six months or the applicable lease termination date for the Seller’s Facility), but in that case Buyer will reimburse Seller on a monthly basis for the actual pro rata cost thereof (total lease, utility, phone, internet and other facilities use costs, per person in Seller’s Facility, multiplied by number of Buyer’s employees using Seller’s Facility, pro rated on a daily basis for partial month usage).

(b)           Seller shall continue to provide web-hosting services to the customers of the Acquired Business listed on Schedule 4.10(b) of the Seller Disclosure Letter in the same manner and to the same extent as heretofore, from the Closing Date, without charge, until the earlier of thirty (30) days after Closing or that date which is 10 days after receiving notice from Buyer or Parent to terminate such services and Buyer shall use its commercially reasonable efforts to cease its use of such facilities at the earliest possible time. At Buyer’s or Parent’s request, Seller will continue to so provide web-hosting services to such customers of the Acquired Business, but after expiration of such thirty (30) day period, Buyer will reimburse Seller on a monthly basis for the actual cost thereof (based on pro rata usage of data room rack space for such purpose).

(c)           Seller shall make certain key employees mutually agreed upon by Seller and Buyer available to Buyer on any business day during the Transition Period (subject to their unavailability due to illness or other personal emergency) and upon reasonable prior request by Buyer, for not more than 10 business days in the aggregate (or 30% time per business day) per employee, to provide to Buyer the transition services described in Schedule 4.10(c) of the Seller Disclosure Letter. Buyer shall pay Seller a reasonable, mutually agreed amount per day in which Buyer utilizes such employees.

(d)           Seller shall immediately after the Closing transfer to Buyer all content on its website relating solely to the Acquired Business and shall, for a period of six (6) months after the Closing, maintain on both its www.elance.com website (the “Website”) home page and its http://enterprise.elance.com/ page a link to Seller’s www.clickcommerce.com web page, with a notation that Buyer has acquired the Acquired Business (which notation shall be maintained for one (1) year).

(e)           Buyer and Seller shall make appropriate reasonable arrangements to handle wrongly-directed inbound telephone calls or email correspondences to ensure they are properly directed to Buyer or Seller, as the case may be, as mutually agreed.

(f)            Buyer and Seller shall work together to transition the sales and marketing information relating to the Acquired Business.

Section 4.11           Collection of Amounts Due. Each Party shall promptly forward to the other Party, without setoff or assertion of any other claim, all monies, checks or instruments received by the first Party after the Closing Date with respect to amounts that are owned by the other Party under this Agreement. Each Party shall provide to the other Party such reasonable assistance as the other Party may request with respect to the collection of any amounts owned by it, provided the assisted Party pays the reasonable expenses of the assisting Party incurred in providing such assistance.

Section 4.12           Mixed Contracts.

(a)           Buyer and Seller shall cooperate in good faith in (a) performing the Mixed Contracts, including without limitation taking all such precautions as may be reasonably necessary to avoid any breach of any such Mixed Contract, and (b) effecting operational separation of any Mixed Contract, including without limitation seeking customer agreement to separate contractual and billing arrangements.

(b)           Buyer shall use its best efforts to effect the assignment and delegation of that portion of the rights and obligations of the Mixed Contract identified on Schedule 4.12 of the Seller Disclosure Letter that related to the Acquired Business to Buyer, and Buyer will assume and perform such obligations. In lieu thereof, the parties will work in good faith to determine whether pursuant to a transitional arrangement Seller can at nominal (or Buyer’s) expense pass through certain benefits of the Mixed Contract such as to give Buyer the benefit thereof for such mutually agreed transition period.

Section 4.13           Covenant Not to Compete. Seller agrees that from and after the Closing Date until thirty (30) months following the Closing Date, it will not, directly or indirectly, (i) engage in any business that competes with the Acquired Business; or (ii) attempt to solicit or divert, or provide products or services similar to those offered by the Acquired Business to any customer of the Acquired Business (it being stipulated that the Retained EOL Business (as defined below) does not so compete, or violate clause (ii)). If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section are invalid or unenforceable, the Buyer and Seller agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. For the sake of clarity, for purposes of this Section, the Acquired Business includes the software products and services described at the following web link as of immediately before the Closing: http://enterprise.elance.com/index.html. For sake of clarity, for purposes of this Section, the “Retained EOL Business” shall mean the marketplace and agency services respectively as presently conducted by Seller and described at these web links as of immediately before the Closing: http://www.elance.com/mp/index.html and http://agency.elance.com/index.html.

Section 4.14           Cooperation as to Pre-Closing Sales Tax. In the event of any post-Closing sales or use tax audit of Seller where a Government Entity claims that sales or use tax is due with respect to a pre-Closing transaction relating to the Acquired Business, Buyer and Parent will, at Seller’s expense, cooperate in assisting Seller to contact the affected customer to confirm that they complied, or will comply, with their legal and contractual obligations, including by providing evidence of an applicable tax exemption, or that the tax was previously paid and self-reported, or obtaining customer agreement to pay the tax now (directly or through Buyer) to the Government Entity; provided that Buyer and Parent will in no case be obligated to institute suit against a customer, or bear any economic risk related to the tax or any related customer objections to so cooperating.

Section 4.15           Employment. Concurrently with the Closing, Buyer shall hire Seller employees used in the Acquired Business listed on Schedule 4.15 of the Seller Disclosure Letter (“Hired Employees”). Buyer shall be solely responsible for all wages and other compensation (including bonuses, incentive payments and commissions) accruing with respect to periods after the Closing Date with respect to the Hired Employees, as well as compliance with all legal duties owed to such Hired Employees following the Closing Date, except for those duties and obligations for which Seller remains liable in accordance with this Agreement. Subject to applicable law, Buyer may change the conditions of employment after the Closing Date. Buyer shall have no obligation whatsoever with regard to former employees of the Acquired Business who are not Hired Employees as of the Closing Date. The provisions of this Agreement, in particular this Section, are for the sole benefit of the parties to this Agreement and are not for the benefit of any third party.

Section 4.16           Seller’s Retention Plan for Hired Employees. Seller’s Board of Directors has authorized the creation of a Management and Executives Incentive Plan (the “MEIP”) pursuant to which Seller has committed to pay a portion of the Cash Consideration and the Consideration Shares or the cash proceeds thereof to certain current employees of Seller, including Keith Forshew, Sampath Gomatam, Jayesh Kapoor, Jon Diller, and Arun Srinivasan (“Transferring Participants”), at the Closing and on 6 and 12 month anniversaries of Closing (each such anniversary, a “Distribution Date”). Seller hereby agrees to pay each Transferring Participant the amounts shown opposite his or her name on the MEIP spreadsheet previously provided to Parent (“Transferring Participants’ Deferred Amounts”); provided, however, that no such payment shall be made to a Transferring Participant who, on the respective Distribution Date, is not an employee of Buyer or another affiliate of Parent, and permanently residing in Chicago or such other city in which they have been assigned to work by Buyer (a Transferring Participant satisfying such employment and residency requirements shall be referred to herein as a “Qualifying Recipient”); provided, further, that the foregoing payment restriction shall not apply to any Transferring Participant who is terminated without cause by Buyer prior to the Distribution Date. Ten business days prior to each Distribution Date, Buyer shall request confirmation from Seller that each Transferring Participant qualifies as a Qualifying Recipient, and such confirmation shall be deemed given for all purposes under this Section if notice to the contrary is not received within 3 Business Days prior to the Distribution Date.

ARTICLE V

INDEMNIFICATION

Section 5.1             Survival. The representations and warranties of the parties contained in this Agreement (including without limitation obligations with respect to indemnification under this Article), the other Transaction Documents and in any certificate delivered pursuant hereto or thereto, shall survive the Closing until the date falling twelve (12) months after the Closing Date (other than for fraudulent misrepresentations or warranties of Seller, which shall survive the Closing and continue in full force and effect until the end of the related statute of limitations); provided, that if an Indemnified Party delivers, within such survival period, a Claim Notice or a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Losses (and make a corresponding claim) as a result of a breach of a representation or warranty hereunder, then such representation and warranty shall survive with respect to such claim through the date such claim is conclusively resolved.

Section 5.2             Indemnification

(a)           By Seller. Subject to Section 5.6, Seller, shall indemnify, defend and hold harmless Parent, Buyer, and their respective stockholders, partners, members, managers, directors, officers and other employees, agents, advisors, successors and assigns (“Parent Indemnitees”) from and against any and all liabilities, obligations, losses, damages, deficiencies, demands, claims, fines, penalties, interest claimed due by third parties, assessments, judgments, actions, proceedings and suits of whatever kind and nature and all costs and expenses relating thereto (including without limitation reasonable attorneys’ fees incurred in connection with the investigation, defense and/or prosecution thereof) (“Losses”) to the extent such Losses arise out of:

(i)            any misrepresentation or breach of warranty made by Seller herein or in any certificate or other document delivered pursuant to this Agreement;

(ii)           any failure of Seller to perform or comply with any of Seller’s obligations under any Transaction Document;

(iii)          any Retained Liabilities;

(iv)          any failure to obtain, within ninety (90) days of Closing, consent to assign the term license vendor contracts with Oracle or Webmethods listed on Schedule 5.2(a)(iv) of the Seller Disclosure Letter, or any consented to assignment of such vendor contracts which has a remaining term of less than six (6) months after Closing, provided, however, that in either such case the resulting Losses shall be deemed to be equal to the cost of replacing, or extending, as the case may be, such term license for the balance of such six month post-Closing period at the rate currently in effect under such term license (such cost for all such term licenses, the “Minimum Aggregate Extension Cost”);

(v)           any failure to obtain, within ninety (90) days of Closing, consent to assign the non-term license vendor contracts with Actuate, BEA, Journyx or Veritas Storage Foundation HA listed on Schedule 5.2(a)(iv) of the Seller Disclosure Letter; and

(vi)          any failure to obtain, within ninety (90) days of Closing, the consent of Tennessee Valley Authority (“TVA”) or Quest to the assignment of the Seller contracts with such customers listed in Schedule 5.2(a)(vi) of the Seller Disclosure Letter (“Unconsented Customer Agreements”), in which case Buyer shall be entitled to recover from the Additional Escrow Shares the Applicable Recovery Revenue Amount (defined below). Any Additional Escrow Shares that are not so recoverable by Buyer due to one or both of such consents being obtained by Seller shall be released to Seller promptly after Seller obtains such consent. The “Applicable Recurring Revenue Amount” for an Unconsented Customer Agreement shall mean two times (2X) the recurring revenue under the contract. For the avoidance of doubt, the value of the

Additional Escrow Shares at the Market Price equals the Applicable Recurring Revenue Amount for both the TVA and Quest contracts.

(b)           By Parent. Subject to Section 5.6, Parent and Buyer, jointly and severally, shall indemnify, defend and hold harmless Seller and its respective current and former stockholders, partners, members, managers, directors, officers and other employees, agents, advisors, successors and assigns (the “Seller Indemnitees”) from and against any and all Losses to the extent such Losses are based upon, arise out of or relate to:

(i)            any misrepresentation or breach of warranty made by Parent or Buyer herein or in any certificate or other document delivered pursuant to this Agreement; and

(ii)           any failure by either Parent or Buyer to perform or comply with any of its obligations under any Transaction Document

(iii)          any Assumed Liabilities.

Section 5.3             Indemnification Procedure.

(a)           Within a reasonable period of time after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 5.2 (an “Indemnified Party”), including any claim by a third party described in Section 5.5, which might give rise to indemnification hereunder, such Indemnified Party shall provide notice in writing (“Claim Notice”) of such claim (a “Claim”) to the party from which indemnification is sought (the “Indemnifying Party”) and in the case of a claim made by a Parent Indemnitee, to the Escrow Agent. The Claim Notice shall set forth in reasonable detail the nature of the Claim for which indemnification is sought, the factual basis of such Claim and a good faith estimate of the dollar value of the Losses for which indemnification is sought. No such estimate shall have any effect on the extent to which the Indemnifying Parties shall have an obligation to indemnify an Indemnified Party. All Claims made against and paid out of the Escrow Fund to the Parent Indemnitees shall be made and paid in accordance herewith and with the terms of the Escrow Agreement.

(b)           In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Notice, the Indemnifying Party shall, within forty-five (45) days after receipt by the Indemnifying Party of such Claim Notice, deliver to the Indemnified Party a notice to such effect (an “Objection Notice”), and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such Objection Notice, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such Claims, the Indemnified Party, and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute to a court of competent jurisdiction. The party which receives a final judgment in such dispute shall be indemnified and held harmless for all reasonable attorney and consultant’s fees or expenses by the other party.

(c)           Claims for Losses specified in any Claim Notice to which an Indemnifying Party shall not object in writing within forty-five (45) days of receipt of such Claim Notice, Claims covered by a memorandum of agreement of the nature described in Section 5.3(b), Claims the validity and amount of which have been the subject of judicial determination as described in Section 5.3(b) and Claims the validity and amount of which shall have been the subject of a final judicial determination, or shall have been settled with the consent of the Indemnifying Party, as described in Section 5.5, are hereinafter referred to, collectively, as “Resolved Claims”. While the Escrow Fund remains available to satisfy Claims pursuant to the indemnification provided for in Section 5.2(a) promptly after a claim becoming a Resolved Claim, Parent and Seller shall prepare and deliver to the Escrow Agent joint written instructions stating the Claim has become a Resolved Claim and the amount of the Loss related thereto.

Section 5.4             Payment of Claims.

(a)           Whenever a Claim becomes a Resolved Claim in favor of any Seller Indemnitees or, after the Escrow Fund is exhausted or no longer available to satisfy Claims pursuant to the indemnification provided for in Section 5.2(a)(iii) or Claims based on fraudulent breaches of Seller’s representations and warranties in ARTICLE II made by the Parent Indemnitees, then within ten (10) days of the determination of the amount of any Resolved Claims, the Indemnifying Party shall, subject to Section 5.6, pay to the Indemnified Party an amount equal to the Resolved Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) business days prior to such payment.

(b)           All Claims pursuant to the indemnification provided for in Section 5.2(a)(i) (other than claims made by the Parent Indemnitees based on (1) fraudulent breach of Seller’s representations and warranties in ARTICLE II, (2) the failure of Seller to pay or satisfy any Retained Liability, or (3) the circumstances referenced in Section 5.2(a)(iv) or Section 5.2(a)(vi), recovery of which shall be limited as per those Sections) shall be satisfied solely from the Escrow Fund. The amount of Escrowed Stock to be returned to Parent from the Escrow Fund in satisfaction of any Resolved Claim (the “Resolved Stock Escrow Payment”) shall be calculated based on the Market Price.

Section 5.5             Third Party Claims. If a claim by a third party is made against any Indemnified Party, and if such party intends to seek indemnity with respect thereto under this ARTICLE V, such Indemnified Party shall promptly notify the Indemnifying Party of such claims; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense thereof and the Indemnified Party shall cooperate with it in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party and (ii) the Indemnifying Party shall promptly be entitled to assume the defense of such action only to the extent the Indemnifying Party acknowledges its indemnity obligation and assumes and holds such Indemnified Party harmless from and against the full amount of any Loss resulting therefrom. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party shall have consented to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that is not entirely indemnifiable by the Indemnifying Party pursuant to this ARTICLE V and does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any proceeding relating to such claim.

Section 5.6             Limitations of Liability.

(a)           Deductible and Limits on Liability

(i)            No amount shall be payable by an Indemnifying Party to an Indemnified Party with respect to any claims for indemnification pursuant to Section 5.2 (other than Section 5.2(a)(iii)) or Section 5.7 unless and until the aggregate amount of such claims required to be indemnified by the Indemnifying Party pursuant hereto exceeds one-hundred-fifty thousand dollars ($150,000) (the “Deductible”), in which case the Indemnifying Party shall be liable to the Indemnified Party for the amount of all indemnified claims greater than such amount, subject to the other provisions of this Section 5.6.

(ii)           Subject to the following sentence, in the event the Parent Indemnitees are entitled to indemnification for Losses under Section 5.2 or Section 5.7, the aggregate liability of Seller shall not exceed value of the Escrow Fund measured based on Market Value (the “Indemnity Cap Amount”) or, in the case of indemnity under Section 5.2(a)(iv), exceed the Minimum Aggregate Extension Cost. Notwithstanding the foregoing, neither the Deductible nor the Indemnity Cap Amount shall apply to limit Parent’s entitlement for full indemnification of any claims or losses arising out of (1) any and all fraudulent misrepresentations by Seller, (2) Seller’s failure to pay or discharge any of the Retained Liabilities, or (3) the circumstances referenced in

Section 5.2(a)(iv) or Section 5.2(a)(vi), provided that recovery pursuant to those Sections shall be limited as per those Sections.

(b)           Duty to Mitigate Losses. Nothing herein shall be deemed to relieve any Indemnified Party hereto from any duty to mitigate any Losses under applicable law.

(c)           No Double Recovery. No Indemnified Party shall be entitled to be indemnified more than once under this Agreement for the same claim

(d)           Losses Net of Tax Benefits and Insurance. The amount of any Losses for which indemnification is provided under this ARTICLE V will reflect (i) the present value (at a discount rate equal to the prime rate published in the Wall Street Journal) of any net tax benefit realized by the Indemnified Party for United States federal and state income tax purposes in the year in which such benefit is actually realized and (ii) the amount of any insurance proceeds or other reimbursement received in cash by the Indemnified Party in respect of such Losses in such year, net of the present value of any increase in insurance premiums resulting from such Losses and all reasonable costs and expenses incurred by such Indemnified Party in recovering such proceeds from its insurers.

Section 5.7             Indemnification for Taxes.

(a)           Notwithstanding any provision to the contrary contained in this Agreement, Seller agrees to indemnify, defend and hold harmless Parent, its Affiliates and the successors to the foregoing (and their respective shareholders, officers, directors, employees and agents) on an after-tax basis against all Taxes imposed on or asserted against the properties, income or operations of the Acquired Business, for which Seller or any of its Subsidiaries are liable, for all Pre-Closing Periods.

(b)           In the case of any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Foreign Subsidiaries related to the Acquired Business for the Pre-Closing Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Foreign Subsidiary that relate to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

ARTICLE VI

MISCELLANEOUS

Section 6.1             Fees and Expenses. Each Party will bear its respective expenses and fees and expenses of its third-party accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement, the due diligence performed with respect thereto and the transactions contemplated hereby (the “Professional Fees”).

Section 6.2             Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile or e-mail (upon confirmation of receipt), as follows:

(a)           if to Seller, to it at:

Elance, Inc.
510 Logue Avenue
Mountain View, CA 94043
Attention:  Fabio Rosati
Fax: (650) 316-7501
E-mail: frosati@elance.com

with a copy (which shall not constitute notice) to:

Fenwick and West LLP
Silicon Valley Center
801 California St.
Mountain View, California 94041
Attention: David W. Healy
Fax: (650) 938-5200
E-mail: dhealy@fenwick.com

(b)           if to either Parent, or Buyer, to it at:

Click Commerce Inc.
233 North Michigan Avenue, 22nd Floor
Chicago, IL 60601
Attention: General Counsel
Fax: (312) 482-8557
E-mail:  john.tuhey@clickcommerce.com

with a copy (which shall not constitute notice) to:

McDermott, Will & Emery LLP
227 West Monroe Street
Chicago, IL 60606
Attention: Mark A. Harris
Fax: (312) 984-7700
E-mail: mharris@mwe.com

or to such other Person or address as any Party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of actual receipt unless if mailed, in which case on the third (3rd) Business Day after the mailing thereof.

Section 6.3             Entire Agreement. This Agreement and the other Transaction Documents contain the entire understanding of the Parties with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement. The parties further agree that, as among them, the terms of this Agreement shall govern, notwithstanding any other covenant or agreement made by any of them in any consent or other similar agreement with any third party.

Section 6.4             Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and shall inure to the benefit of the Persons or entities who are intended to be third-party beneficiaries thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of each of the other Parties, except that Buyer may assign and transfer its rights and obligations hereunder to any of its Affiliates and Seller may assign its rights and obligations hereunder in connection with the transfer of substantially all of its business. Except as provided in the first sentence of this Section 6.4, nothing in this Agreement, expressed or implied, is intended to confer on any Person (including any current or former employees of Seller), other than the Parties, any rights or remedies.

Section 6.5             Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.6             Counterparts; Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 6.7             Applicable Law; Waiver of Jury Trial.

(a)           This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to conflict of law principles.

(b)           In the event of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, the parties hereto irrevocably submit to the exclusive jurisdiction of (i) the United States District Court Northern District of Illinois in the case where the action, suit or proceeding is commenced by Seller or (ii) the United States District Court Northern District of California where the action, suit or proceeding is commenced by Buyer or Parent. Each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts (and the courts hearing appeals from such courts). The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such courts or any defense of inconvenient forum in connection therewith.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 6.8             Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

Section 6.9             Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 6.10           Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(Signature Page Follows)

IN WITNESS WHEREOF, each of Parent, Buyer and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

ELANCE, INC.

By	/s/ Fabio Rosati
Name: Fabio Rosati
Title: President and Chief Executive Officer

CLICK PROCURE, INC.

By	/s/ John M. Tuhey
Name: John M. Tuhey
Title: Secretary

CLICK COMMERCE, INC.

By	/s/ Michael W. Ferro, Jr.
Name: Michael W. Ferro, Jr.
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]